Exhibit 23.2

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of LifeMD, Inc. on Form S-8 of our report dated March 22, 2023 which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the consolidated financial statements of LifeMD, Inc. as of December 31, 2022 and for the year ended December 31, 2022 appearing in the Annual Report on Form 10-K of LifeMD, Inc. for the year ended December 31, 2022. We also consent to the reference to our firm under the heading “Experts” which is part of this Registration Statement.

/s/ Marcum llp

Marcum llp

Marlton, New Jersey

December 21, 2023